                                                                    EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                            YUCAIPA HOLDING COMPANY

     1. The name of this corporation is:

          Yucaipa Holding Company

     2. The address of its registered office in the State of Delaware is 229 South State Street in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is one hundred thousand (100,000); and the par value of each share shall be ($0.01).

     5. The name and mailing address of the incorporator is:

              Sabrina W. Muntz
              LATHAM & WATKINS
              555 South Flower Street
              Los Angeles, California 90071

     6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.



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     7. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

     8. No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of April, 1989.


                                      /s/ SABRINA W. MUNTZ
                                      ---------------------------------
                                          Sabrina W. Muntz
                                          Incorporator

                          CERTIFICATE OF AMENDMENT OF

                        CERTIFICATE OF INCORPORATION OF

                            YUCAIPA HOLDING COMPANY

     YUCAIPA HOLDING COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That, by written consent of the Board of Directors of said corporation as of June 7, 1989, resolutions were duly adopted setting forth the proposed amendments to the Certificate of Incorporation of said corporation. The resolutions setting forth the proposed amendments are as follows:

         RESOLVED, that Paragraph 1 of the Certificate of Incorporation of this corporation be amended to read as follows:

              "1. The name of this corporation is: Food 4 Less Supermarkets,
         Inc."

         RESOLVED, that Paragraph 4 of the Certificate of Incorporation of this corporation be amended to read as follows:

              "4. The total number of shares of stock which the corporation shall have authority to issue is one million one hundred thousand (1,100,000); and the par value of each share shall be ($0.01)."

     SECOND: That said corporation has not received any payment or other consideration for any of its stock.

     THIRD: That the foregoing amendments to the Certificate of Incorporation have been approved by the Board


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of Directors of this corporation by unanimous written consent, pursuant to Section 241 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, YUCAIPA HOLDING COMPANY has caused this certificate to be signed by its Chairman of the Board and attested by its Secretary as of the 7th day of June, 1989.

                                          YUCAIPA HOLDING COMPANY

                                          By: /s/  RONALD W. BURKLE
                                              ---------------------------
                                                   Ronald W. Burkle
                                               Chief Executive Officer

ATTEST:

/s/ MARK A. RESNIK
- - -----------------------------
    Mark A. Resnik, Secretary

                          CERTIFICATE OF AMENDMENT OF

                        CERTIFICATE OF INCORPORATION OF

                         FOOD 4 LESS SUPERMARKETS, INC.


     FOOD 4 LESS SUPERMARKETS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That, by written consent of the Board of Directors of said corporation as of June 19, 1989, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that Paragraph 4 of the Certificate of Incorporation of this corporation be amended to read as follows:

                "4. The total number of authorized shares of the Corporation is as follows:

                1,100,000 shares of Common Stock, par value $.01 per share; and

                899,606 shares of Preferred Stock, par value $.01 per share.

     The Preferred Stock shall be subject to the following preferences, rights and privileges:

     A. Designation of Shares.
        ----------------------

     The preferred shares shall be designated and known as the "$5.67 Convertible Preferred Stock" (hereinafter referred to as the "Preferred Stock").


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     B.  Number of Shares.
         -----------------

     The number of shares constituting the Preferred Stock shall be 899,606 shares.

     C.  Cumulative, Non-Participating Cash Dividends.
         ---------------------------------------------

     The holders of the outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets at the time legally available therefor, dividends at the rate of $.54 per share of the Preferred Stock per annum, and no more, payable in cash on each anniversary of the original issuance of the Preferred Stock. Such dividends shall accrue ratably throughout the Corporation's Fiscal Year whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous annual dividend period and for the current annual dividend period at said rate per share per annum shall not have been paid on or declared and set apart for all shares of the Preferred Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before the Corporation makes any Distribution (as hereinafter defined) to holders of Common Stock. "Distribution" in this Paragraph C means the transfer of cash or property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the Corporation. The time of any Distribution by way of dividend shall be the date of declaration thereof and the time of any Distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares the time of the Distribution is the date when the Corporation acquires the shares in such exchange.

     D.  Liquidation Preferences.
         ------------------------

     In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to receive after payment of creditors, out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to $5.67 per share of Preferred Stock and a further amount equal to any dividends accrued and unpaid thereon, as provided in Paragraph C hereof, to the date that payment is made available to the holders of Preferred Stock whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock.

     If upon such liquidation, dissolution, or winding up, the assets thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Preferred Stock. In the event of any such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, subject to all of the preferential rights of the holders of Preferred Stock on distribution or otherwise, the holders of Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

     A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up with the meaning of this paragraph.

     E.  Voting Rights.
         --------------

     Except as otherwise provided by law, or by this Certificate of Incorporation, the holders of shares of issued and outstanding Common Stock of the Corporation shall have and possess the exclusive voting rights and powers.

     However, upon the occurrence of any of the following events at any time when any shares of the Preferred Stock are outstanding:

         (i) two (2) or more annual dividend(s), whether consecutive or not, on the Preferred Stock shall be in arrears for a period of six (6) months or more, in whole or in part; or

         (ii) the Corporation shall breach in any respect any of the provisions of Paragraph H hereof;

THEN upon written notice from the holders of sixty-six and two-thirds percent (66-2/3%) of the Preferred Stock to the Corporation, the holders of the Preferred Stock shall be vested with voting rights entitling such holders to elect two members of the Board of Directors. At such time as all conditions which resulted in the holders of the Preferred Stock being entitled to elect members of the Board of Directors are cured, the rights of the holders of the Preferred Stock to elect members of the Board of Directors shall cease and the voting rights of the holders of the Common Stock to elect all of the members of the Board of Directors shall be immediately re-instated. Upon any subsequent occurrence of the aforementioned events enumerated in (i) and (ii) above, the holders of sixty-six and two-thirds percent (66-2/3%) of the Preferred Stock and the holders of the Common Stock respectively shall have the same rights as are set forth herein, subject to renewal from time to time upon the same terms and conditions.

     At any time after the voting power to elect certain members of the Board of Directors shall have become vested in the holders of the Preferred Stock as provided in this Paragraph E, the President or Secretary of the Corporation may, and upon the request of the record holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Preferred Stock then outstanding addressed to the Secretary at the principal executive office of the Corporation shall, call a special meeting of the holders of the Common Stock and of the Prefered Stock for the election of directors, to be held at the place and upon the notice provided in the By-Laws of the Corporation for the holding of annual meetings, except that the notice for such meetings shall be not more than fifteen (15) days. If such meeting shall not be so called within three (3) days after personal service of the request, or within five (5) days after mailing of the same by certified or registered mail within the United States of America, then a person designated by the record holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Preferred Stock then outstanding may call such meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. At any meeting so called or at any annual meeting held while the holders of the Preferred Stock have the voting power to elect certain members of the Board of Directors, the holders of a majority of the then outstanding shares of both the Common Stock and the Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors as herein provided. The terms of office of all persons who are directors of the Corporation at the time of such meeting shall terminate upon the election at such meeting by the holders of the Preferred Stock and the Common Stock of a number of directors they are respectively entitled to elect, and the persons so elected as directors by the holders of each class of stock shall constitute the duly elected directors of the Corporation.

     F. Optional Redemption.
        --------------------

     The Corporation, at the option of the Board of Directors, may at any time after the date of issuance of the Preferred Stock, redeem the whole or any part of the outstanding Preferred Stock. The Redemption Price for such optional redemption shall be:

          $7.37 per share prior to May 22, 1990,

          $7.94 per share after May 22, 1990, but prior to May 22, 1991,

          $8.50 per share after May 22, 1991, but prior to May 22, 1992,

          $8.50, plus the product of $.047 and the number of months elapsed since May 22, 1992, per share after May 22, 1992;

decreased by (i) an amount equal to the aggregate of all dividends theretofore paid on the outstanding Preferred Stock of Food 4 Less, Inc., a Delaware corporation, since the date of issuance of such Preferred Stock on May 22, 1987, and (ii) except with respect to any redemption after May 22, 1992, an amount equal to the product of $.047 and the number of months until the next May 22, such sum being hereinafter sometimes referred to as the "Redemption Price." In case of the redemption of a part only of the outstanding Preferred Stock, the Corporation shall designate pro rata or by lot the shares to be
                                       --- ----
redeemed. Less than all of the Preferred Stock at any time outstanding may not be redeemed until all dividends accrued and unpaid upon all shares of the Preferred Stock outstanding shall have been paid for all past dividend period on all the Preferred Stock then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment.

     At least thirty (30) days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Preferred Stock to be redeemed, such notice to be addressed to each such shareholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the date fixed for redemption, the Redemption Price, and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption as stated in such notice, each holder of the Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to shares so called for redemption shall forthwith after such date cease and terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor.

     If, on or prior to any date fixed for redemption of the Preferred Stock the Corporation deposits, with any bank or trust company in the State of Kansas, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption therefor, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the date fixed for redemption or prior thereto, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of deposit (although prior to the date fixed for redemption), the shares so called shall be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall no longer be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price of the shares without interest, upon the surrender of their certificates therefor. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of the Preferred Stock, so called for redemption shall not, at the end of seven years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the Redemption Price.

     G. Conversion.
        -----------

     The holders of the Preferred Stock shall have conversion rights as follows:

          1. The Preferred Stock shall be convertible at any time or from time to time at the option of the respective holders of the shares of the outstanding Preferred Stock at the office of the Corporation or any transfer agent for such shares, into fully paid and nonassessable shares of Common Stock (calculated to the nearest one-hundredth of a share, fractions of less than one-hundredth of a share being disregarded) of the Corporation, at the conversion price in effect at the time of conversion determined as hereinafter provided, each share of Preferred Stock being taken at $5.67 for the purpose of such conversion. The price at which shares of Common Stock shall be deliverable upon conversion (herein called the "Conversion Price") shall be initially one hundred nine dollars seventy five cents ($109.75) per share of Common Stock. Such initial Conversion Price shall be subject to adjustment from time to time in certain instances, as hereinafter provided. The
     Corporation shall make no payment or adjustment on account of any dividends accrued on the Preferred Stock surrendered for conversion.

          2. Before any shares of Preferred Stock may be converted into Common Stock at the option of the holder, the holder must surrender the certificate or certificates for those shares, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such holder shall be entitled, as aforesaid, together with a script certificate or cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

          3. If the Conversion Price in effect immediately prior to the close of business on any date shall exceed by as much as ten cents ($.10) the amount determined at the close of business on such date by dividing: (i) a sum equal to (x) one hundred nine dollars seventy five cents ($109.75) multiplied by the number of shares of Common Stock outstanding on the date of issuance of the shares of Preferred Stock plus (y) the aggregate of the amounts of all consideration received by the Corporation upon all issues of shares of Common Stock after the date of issuance of the Preferred Stock, by (ii) the total number of outstanding shares of Common Stock, then the Conversion Price shall be reduced effective at the close of business on such date, by the largest multiple of ten cents ($.10) contained in the amount by which such Conversion Price shall exceed the amount so determined.

          For the purposes of this subparagraph 3, the following provisions shall be applicable:

             (a) If the Corporation shall issue or sell for cash shares of Common Stock, or any shares or obligations convertible into or exchangeable for shares of Common Stock, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation for any underwriting of, or otherwise in connection with, the issue or sale thereof. If the Corporation shall issue or sell such securities to an underwriter without payment of any commission, the consideration received by the Corporation therefor shall be deemed to be the full amount at which such securities are initially offered by the underwriter to the public, unless the difference between the price of said securities, rights, or options to such underwriter and said initial public offering price exceeds eight percent (8%) of said price to the underwriter, in which event the consideration received by the Corporation therefor shall be deemed to be said price to the underwriter, plus eight percent (8%) of said price to the underwriter.

             (b) If the Corporation shall issue (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined by the Board of Directors.

             (c) If the Corporation shall issue additional shares of Common Stock, not exceeding in the aggregate 9.9 percent (9.9%) such shares as constituted on the date of issuance of the Preferred Stock (subject to adjustment in case of a subdivision or combination of such Common Stock or of a dividend in such shares declared upon such Common Stock), pursuant to stock or option plans for officers or employees of the Corporation, for a consideration per share (whether cash, other than cash, or partly other than cash) less than the Conversion Price in effect immediately prior to the issuance thereof, the consideration per share received by the Corporation for such share shall be deemed to be the Conversion Price in effect immediately prior to the issuance thereof.

             (d) If the Corporation shall issue in any manner any rights to subscribe for or to purchase Common Stock or any options for the purchase of Common Stock (other than the issuance referred to in clause
        (c) above) at a consideration per share (as computed below) less than the Conversion Price in effect immediately prior to the date of the offering of such rights or the granting of such options, as the case may be, all Common Stock which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to be issued or sold as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the consideration actually received by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

             (e) If the Corporation shall issue in any manner any obligations or any shares of the Corporation (other than the Preferred Stock) that shall be convertible into or exchangeable for Common Stock, at a consideration per share (as computed below) less than the Conversion Price in effect immediately prior to the date such obligations or shares are issued, all Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed to be issued as of the date such obligations or shares are issued, and the amount of the consideration received by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (i) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (ii) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of interest and dividends.

             (f) The amount of the consideration received by the Corporation upon the issuance of any rights or options referred to in clause (d) above, or upon the issuance of any obligations or shares which are convertible or exchangeable as described in clause (e) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion, or exchange thereof shall be determined in the same manner provided in clauses (a) and (b) above with respect to the consideration received by the Corporation in case of the issuance of additional Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the consideration received by the Corporation upon the original issuance of such obligations or shares so convertible or exchangeable shall be deemed to be the value of such obligations or shares, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in clause (d), or the termination of any right of conversion or exchange referred to in clause (e), the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such option, right, or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

             (g) If the Corporation shall issue additional Common Stock as a dividend, the aggregate number of shares of Common Stock issued in payment of such dividend shall be deemed to have been issued and to be outstanding on the day next succeeding the record date for the determination of stockholders entitled to such dividend and shall be deemed to have been issued without consideration.

             (h) The number of shares of Common Stock at any time outstanding shall include all Common Stock then owned or held by or for the account of the Corporation and shares issuable in respect of script certificates issued in lieu of fractions of shares of Common Stock.

             (i) Each share of Common Stock issued upon conversion of Preferred Stock shall be deemed to have been issued for a consideration equal to the Conversion Price in effect at the time of such issuance.

             (j) If the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock, or shall issue as a dividend or dividends on Common Stock such number of shares of Common Stock as shall equal or aggregate ten percent (10%) or more of the number of shares of Common Stock outstanding at the close of business on the date of issuance of the Preferred Stock or on the date of the next preceding adjustment pursuant to the provisions of this subparagraph 3, the amount of ten cents ($.10) referred to above in this subparagraph 3 (or the amount to which such amount may have been previously adjusted pursuant to the provisions of this clause (j), shall be proportionately decreased in the case of subdivision or dividend payable in shares of Common Stock or increased in the case of combination, effective at the close of business on the date of such subdivision or combination or of the declaration of such dividend.

             (k) The term dividend, as used in this subparagraph 3, shall mean a dividend or other distribution upon shares of the Corporation; and, in the event of a declaration of a dividend by the Corporation without the fixing of a record date for the determination of shareholders entitled thereto, the date fixed by applicable law for the determination of the shareholders entitled thereto shall be deemed to be the record date.

          4. If the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue as a dividend on such number of shares of Common Stock as shall equal one percent (1%) or more of the number of shares of Common Stock outstanding immediately prior to the issuance of such dividend, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be. For the purposes of this subparagraph 4 the date of issuance of any such dividend shall be determined in accordance with clause (k) of subparagraph 3.

          5. No fractional shares of Common Stock shall be issued upon the conversion of Preferred Stock. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph 5 be deliverable upon the conversion of any Preferred Stock, the Corporation shall, in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such converted Preferred Stock of an amount in cash equal (computed to the nearest cent) to the book value of such fractional interest as of the end of the Corporation's last fiscal year.

          6. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall forthwith maintain at its principal executive office and file with the transfer agent, if any, for Preferred Stock, a statement, signed by the Chairman of the Board, or the President, or a Vice President of the Corporation and by its chief financial officer or an Assistant Treasurer, showing in reasonable detail the facts requiring such adjustment and the Conversion Price after such adjustment. Such transfer agent shall be under no duty or responsibility with respect to any such statement except to exhibit the same from time to time to any holder of Preferred Stock desiring an inspection thereof.

          7. If there shall occur any capital reorganization or any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another Corporation, or the conveyance of all or substantially all of the assets of the Corporation to another Corporation, each share of Preferred Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the Preferred Stock.

          8. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Preferred Stock at the time outstanding.

          9. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Common Stock on conversion of Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

          10. Whenever reference is made in these provisions to the issue or sale of Common Stock, the term "Common Stock" shall include any stock of any class of the Corporation other than Preferred Stock, with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

          11. All certificates evidencing Preferred Stock surrendered for conversion shall be appropriately cancelled on the books of the Corporation, and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued Preferred Stock of the Corporation.

     H.  Protective Provisions.
         ----------------------

     As long as any shares of the Preferred Stock are outstanding, the Corporation shall not, without the prior written approval of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Preferred Stock:

          1. Amend or repeal any provision of or add any provision to, the Corporation's Certificate of Incorporation if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any shares of the Preferred Stock so as to affect the Preferred Stock adversely; or

          2. Increase the authorized number of shares of the Preferred Stock over 899,606; or

          3. Authorize or create shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock, or reissue or authorize the reissuance of any shares of the Preferred Stock which have been redeemed, or authorize or create shares of any class or any bonds, debentures, notes, or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference or parity; or

          4. Reclassify any shares of Common Stock or any other shares of stock hereafter created junior to the Preferred Stock as to dividends or assets into the Preferred Stock or into shares having any preference or priority as to dividends or assets superior to or on a parity with that of the Preferred Stock; or

          5. Make any provision in the Corporation's Certificate of Incorporation or By-Laws fixing special qualifications of persons who may be holders of shares of the Preferred Stock or who may be directors of the Corporation or any restrictions upon the right to transfer or hypothecate shares of the Preferred Stock, except any provisions required by law; or

          6. Directly or indirectly retire, redeem, purchase, otherwise acquire, or permit any subsidiary to do any of the foregoing, any shares of any capital stock of the Corporation ranking on a parity with or junior to the Preferred Stock; or

          7. Declare, pay or make, with respect to any shares of capital stock of the Corporation ranking junior to the Preferred Stock on liquidation, any dividend or distribution (except in shares of, or warrants or rights to subscribe for or purchase shares of the Corporation)."

          SECOND: That the foregoing amendment to the Certificate of Incorporation has been approved by the

     Board of Directors of this corporation by unanimous written consent, pursuant to Section 242 of the Delaware General Corporation Law.

          THIRD: The foregoing amendment to the Certificate of Incorporation of this corporation was approved by the sole stockholder of the issued and outstanding shares of Common Stock of this corporation by written consent pursuant to Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, FOOD 4 LESS SUPERMARKETS, INC. has caused this Certificate to be signed by its Chairman of the Board and attested by its Secretary this 21st day of June, 1989.

                                          FOOD 4 LESS SUPERMARKETS, INC.

                                          By: /s/ RONALD W. BURKLE
                                              ----------------------------
                                                  Ronald W. Burkle,
                                                  Chairman of the Board

Attest:

/s/ MARK A. RESNIK
- - -----------------------------
    Mark A. Resnik, Secretary

                      CERTIFICATE OF CHANGE OF ADDRESS OF
                   REGISTERED OFFICE AND OF REGISTERED AGENT
                       PURSUANT TO SECTION 134 OF TITLE 8
                              OF THE DELAWARE CODE

TO: DEPARTMENT OF STATE
    Division of Corporations
    Townsend Building
    Federal Street
    Dover, Delaware 19903

     Pursuant to the provisions of Section 134 of Title 8 of the Delaware Code, the undersigned Agent for service of process, in order to change the address of the registered office of the corporations for which it is registered agent, hereby certifies that:

          1. The name of the agent is The Prentice-Hall Corporation System, Inc.

          2. The address of the old registered office was 229 South State Street, Dover, Kent County, Delaware 19901.

          3. The address to which the registered office is to be changed is 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19901. The new address will be effective on October 27, 1989.

          4. The names of the corporations represented by said agent are set forth on the list annexed to this certificate and made a part hereof by reference.

     IN WITNESS WHEREOF, said agent has caused this certificate to be signed on its behalf by its Vice President and Assistant Secretary this 10th day of October 1989.

                                  THE PRENTICE-HALL CORPORATION SYSTEM, INC.

                                  /s/ ALAN E. SPIEWAK
                                  ------------------------------------------
                                      Alan E. Spiewak, Vice President
ATTEST:

/s/ RICHARD L. KUSHAY
- - ------------------------
    Richard L. Kushay,
    Assistant Secretary

                 STATE OF DELAWARE -- DIVISION OF CORPORATIONS
                          CHANGE OF ADDRESS FILING FOR
         PRENTICE-HALL CORPORATION SYSTEM, INC. AS OF OCTOBER 27, 1989
                                    DOMESTIC

2193915     Lisa Newmann Enterprises, Inc.                              04/19/1989 D DE
2193919     H-Sub 40, Inc.                                              04/19/1989 D DE
2193920     H-Sub 39, Inc.                                              04/19/1989 D DE
2193921     H-Sub 37, Inc.                                              04/19/1989 D DE
2193922     Excalibur Entertainment, Inc.                               04/18/1989 D DE
2193923     H-Sub 38, Inc.                                              04/19/1989 D DE
2193924     H-Sub 35, Inc.                                              04/19/1989 D DE
2193926     H-Sub 36, Inc.                                              04/19/1989 D DE
2193928     H-Sub 34, Inc.                                              04/19/1989 D DE
2193932     H-Sub 33, Inc.                                              04/19/1989 D DE
2193936     Amarillo Chalet, Inc.                                       04/19/1989 D DE
2193938     H-Sub 32, Inc.                                              04/19/1989 D DE
2193978     Gem Industries Financial Corp.                              04/19/1989 D DE
2193992     UAF Charter Sales Inc.                                      04/20/1989 D DE
2194005     Detroit Tool Group, Inc.                                    04/20/1989 D DE
2194006     Fusion U.S.A. Inc.                                          04/20/1989 D DE
2194008     Handmade Films, Inc.                                        04/20/1989 D DE
2194010     WSL Holdings Inc.                                           04/20/1989 D DE
2194013     Claire Broadcasting Corp.                                   04/20/1989 D DE
2194016     Energy Investment Advisors Corporation                      04/20/1989 D DE
2194018     Molenco, Inc.                                               04/20/1989 D DE
2194020     25 Barclay Corp.                                            04/20/1989 D DE
2194022     Harris-SL Corp.                                             04/20/1989 D DE
2194024     APS Freehold, Inc.                                          04/20/1989 D DE
2194033     Sunrise Pontiac-GMC Truck, Inc.                             04/20/1989 D DE
2194034     American Building Components Company, Inc.                  04/20/1989 D DE
2194063     Emmi International Paris, Inc.                              04/20/1989 D DE
2194065     Gold Creations, Inc.                                        04/20/1989 D DE
2194138     Herbco Enterprises, Inc.                                    04/21/1989 D DE
2194156     Food 4 Less Supermarkets, Inc.                              04/21/1989 D DE
2194158     WI Holdings Corp.                                           04/21/1989 D DE
2194159     Transinvest Capital Corporation                             04/21/1989 D DE
2194160     US Partners, Inc.                                           04/21/1989 D DE
2194161     Global Partners Investors Corp.                             04/21/1989 D DE
2194164     Integron Corp.                                              04/21/1989 D DE
2194168     American Medical Investments, Inc.                          04/21/1989 D DE
2194170     Franklin Polymers, Inc.                                     04/21/1989 D DE
2194172     Auction Television Network, Inc.                            04/21/1989 D DE
2194175     Compu Trac Software, Inc.                                   04/21/1989 D DE
2194179     Oak Broadcasting, Inc.                                      04/21/1989 D DE
2194217     Macrotech Fluid Sealing, Inc.                               04/21/1989 D DE
2194218     Deffuts Acquisition Corp.                                   04/21/1989 D DE
2194219     The Debt-For-Development Foundation                         04/21/1989 D DE
2194230     Crowley Cellular Telecommunications Bloomington, Inc.       04/21/1989 D DE
2194232     Global Environmental Contractors Inc.                       04/21/1989 D DE
2194235     Shasta Sweetner Corp.                                       04/21/1989 D DE

                         CERTIFICATE OF AMENDMENT OF
                       CERTIFICATE OF INCORPORATION OF
                        FOOD 4 LESS SUPERMARKETS, INC.

                Food 4 Less Supermarkets, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                FIRST: That, by written consent of the Board of Directors of the Corporation as of June 6, 1991, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing the officers of the Corporation to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                RESOLVED, that the first sentence of Paragraph 4 of the Certificate of Incorporation of the Corporation be amended to read as follows:

                "4.      The total number of authorized shares of the
         Corporation is as follows:

                1,600,000 shares of Common Stock, par value $.01 per share; and

                899,606 shares of Preferred Stock, par value $.01 per share.

                SECOND: That, thereafter, the above amendment was duly adopted by the written consent of the holder of a majority of the issued and outstanding shares of capital stock of the Corporation in accordance with
Section 228 of the General Corporation Law of the State of Delaware. Prompt written notice in accordance with Section 228 of the General Corporation Law of the State of Delaware has been given to those stockholders of the Corporation who have not consented in writing.

                THIRD: That the above amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, Food 4 Less Supermarkets, Inc. has caused this certificate to be signed by Ronald W. Burkle, its President, and attested by Mark A. Resnik, its Secretary, this 11th day of June, 1991.

                                       FOOD 4 LESS SUPERMARKETS, INC.



                                       By:   /s/  Ronald W. Burkle
                                           --------------------------
                                           Ronald W. Burkle
                                           President

ATTEST:



   /s/  Mark A. Resnik
- - -------------------------
Mark A. Resnik
Secretary

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                         FOOD 4 LESS SUPERMARKETS, INC.

                 FOOD 4 LESS SUPERMARKETS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                 FIRST:   That, by unanimous written consent of the Board of
Directors of said corporation as of December 23, 1992, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

                 "RESOLVED, that Paragraph 4 of the Certificate of Incorporation of this corporation be amended by deleting the whole of Paragraph 4 thereof and replacing in lieu and instead thereof a new paragraph 4 to read in its entirety as follows:

                 "4.      The total number of authorized shares of the
         Corporation is as follows:

                 1,600,000 shares of Common Stock, par value $.01 per share; and

                 200,000 shares of Preferred Stock, par value $.01 per share.

                 The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited or without voting powers, and with such powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

         (i) the designation of and number of shares constituting such series;

        (ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any other class or classes of capital stock, and whether such dividends shall be cumulative or noncumulative;

      (iii) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

      (iv) the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

      (v) the extent, if any, to which the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the time, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

      (vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

      (vii) the restrictions, if any, on the issue or reissue of any additional preferred stock; and

      (viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation."

                 SECOND: That the foregoing amendment to the Certificate of Incorporation was duly adopted by the Corporation with consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. Prompt written notice in accordance with Section 228 of the General Corporation Law of the State of Delaware has been given to those stockholders of the Corporation who have not consented in writing.

                 THIRD:   That the foregoing amendment to the Certificate of
Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                 FOURTH: This Certificate of Amendment shall become effective at the close of business on the day of the filing hereof in the office of the Secretary of State of the State of Delaware.

                 IN WITNESS WHEREOF, Food 4 Less Supermarkets, Inc. has caused this certificate to be signed by George G. Golleher, its President, and attested by Mark A. Resnik, its Secretary, this 23rd day of December, 1992.

                                        FOOD 4 LESS SUPERMARKETS, INC.



                                        By:    /s/  GEORGE G. GOLLEHER
                                           -------------------------------------
                                                    George G. Golleher
                                                        President

ATTEST:


   /s/  MARK A. RESNIK
- - -------------------------------
   Mark A. Resnik, Secretary

                         FOOD 4 LESS SUPERMARKETS, INC.

                          CERTIFICATE OF DESIGNATIONS

                            _______________________

                            Pursuant to Section 151

            of the General Corporation Law of the State of Delaware

                            _______________________

                 Food 4 Less Supermarkets, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does by its president and its secretary and under its corporate seal hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent dated December 23, 1992, duly adopted the following resolution, establishing the rights, preferences, privileges and restrictions of a series of preferred stock of the corporation which resolution remains in full force and effect as of the date hereof:

                 "WHEREAS, the Board of Directors of Food 4 Less Supermarkets, Inc. (the "Corporation") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

                 WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

                 NOW, THEREFORE, BE IT RESOLVED, that pursuant to Paragraph 4 of the Certificate of Incorporation, there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

                 1.       Designation.

                 The series of preferred stock authorized hereby shall be designated as the "Series A Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting such series shall be 120,000. The par value of the Series A Preferred Stock shall be $.01 per share.

                 2.       Rank.

                 The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to all classes of common stock of the Corporation, and any other series of preferred stock subsequently established by the Board of Directors which ranks junior to the Series A Preferred Stock (collectively, the "Junior Securities"). All equity securities of the Corporation with which the Series A Preferred Stock rank on a parity are collectively referred to as the "Parity Securities" and all equity securities of the Corporation to which the Series A Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise, are collectively referred to as the "Senior Securities." The Series A Preferred Stock will be subject to the issuance of Junior Securities, Parity Securities and Senior Securities although, as of the date hereof, the Certificate of Incorporation does not authorize any classes of capital stock other than the Common Stock and the Preferred Stock and there are no other outstanding series of preferred stock other than the Series A Preferred Stock.

                 3.       Voting Rights.

                 Except as otherwise required by law or set forth in the Certificate of Incorporation, each share of Series A Preferred Stock shall be entitled to one (1) vote, and the Common Stock and the Series A Preferred Stock shall vote together as one class, on any matter presented to the stockholders for their vote or approval, including the election of directors.

                 4.       Liquidation Preferences.

                 (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock upon liquidation, dissolution or winding up, the holders of the Series A Preferred Stock shall be entitled to receive, after payment of creditors, an amount equal to $1,000 per share of Series A Preferred Stock (the "Liquidation Preference Amount"). In the event of any such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, subject to all of the preferential rights of the holders of the Series A Preferred Stock on distribution or otherwise, the holders of the Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

                 (b) If upon any such liquidation, dissolution, or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the Liquidation Preference Amount to which such holders shall be entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                 (c) Neither the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed a liquidation, dissolution, or winding up, voluntary or involuntary, within the meaning of this paragraph.

                 5.       Dividends.

                 (a) The holders of the shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at a rate of $152.50 per share per annum. Dividends will be cumulative and will accrue from the date of issuance of the Series A Preferred Stock and be payable, if declared by the Board of Directors, on such date as the Board of Directors shall determine (the "Dividend Payment Date"). Dividends, whether or not declared, will cumulate, without interest, until declared and paid, which declaration and payment may be for all or part of the then accumulated dividends. Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each such dividend shall be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not less than ten (10) nor more than sixty
(60) days preceding the Dividend Payment Date, as shall be fixed by the Board of Directors. Accrued and unpaid dividends, if any, shall not bear interest. Dividends shall cease to accrue in respect of shares of Series A Preferred Stock on the date of their redemption or repurchase by the Corporation.

                 (b) The Corporation may pay dividends on any Dividend Payment Date occurring on or before December 31, 1997 by issuing additional shares of Series A Preferred Stock valued at $1,000 per share. In no event shall any dividend hereunder be payable in cash prior to December 31, 1997.

                 (c) In no event shall the Corporation pay any dividends on the Series A Preferred Stock if such dividend would result in a Default or Event of Default under the Corporation's Credit Agreement dated as of June 17, 1991, as amended (the "Credit Agreement") or under the indentures governing the Corporation's 10.45% Senior Notes due 2000 and the 13-3/4% Senior Subordinated Notes due 2001 (the "Indentures").

                 (d) All dividends paid with respect to shares of the Preferred Stock shall be paid pro rata to the holders entitled thereto.

                 (e) During such time as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities unless full cumulative dividends shall have been paid or set apart for such payment on the Series A Preferred Stock. If full dividends are not so paid, the Series A Preferred Stock shall share dividends pro rata with the Parity Securities.

                 6.       Optional Redemption.

                 The Corporation, at the option of the Board of Directors, may at any time after December 31, 1997, redeem the whole or any part of the outstanding shares of Series A Preferred Stock. The redemption price for each share of Series A Preferred Stock shall be 100% of the Liquidation Preference Amount for each share of Series A Preferred Stock. In no event shall the Corporation pay any dividends on the Series A Preferred Stock if such dividend would result in a Default or Event of Default under the Corporation's Credit Agreement or the Indentures.

                 7.       Conversion.

                 The Series A Preferred Stock shall be convertible at any time or from time to time at the option of the holders thereof into fully paid and nonassessable shares of Common Stock of the Corporation (calculated to the nearest one-hundredth of a share, fractions of less than one-hundredth of a share being disregarded), at a conversion ratio of one share of Series A Preferred Stock for one share of Common Stock, provided that at the time such conversion is sought Food 4 Less Holdings, Inc. owns 100% of the outstanding Common Stock of the Corporation."

                 IN WITNESS WHEREOF, Food 4 Less Supermarkets, Inc. has caused this certificate to be signed by George G. Golleher, its President, and attested by Mark A. Resnik, its Secretary, this 23rd day of December, 1992, and its corporate seal to be hereunto affixed.

                                        FOOD 4 LESS SUPERMARKETS, INC.


?Corporate Seal#
                                        By:     /s/  GEORGE G. GOLLEHER
                                           -------------------------------------
                                                     George G. Golleher
                                                         President

ATTEST:


  /s/   MARK A. RESNIK
- - -------------------------------
   Mark A. Resnik, Secretary